                                                                    EXHIBIT 99.1

                                                                  (ST. JOE LOGO)

St. Joe Media Contact:    Jerry M. Ray                   The St. Joe Company
                          904 858.2707                   1650 Prudential Drive
St. Joe Investor Contact: Steve Swartz                   Jacksonville, FL 32207
                          904 858.5295                   904 396.6600


FOR IMMEDIATE RELEASE

                THE ST. JOE COMPANY (NYSE: JOE) REPORTS FULL YEAR
                       2002 NET INCOME OF $174.4 MILLION,
                               OR $2.14 PER SHARE

                       EBITDA FOR 2002 WAS $163.1 MILLION

                  FOURTH QUARTER NET INCOME WAS $55.3 MILLION,
                               OR $0.70 PER SHARE

                     FOURTH QUARTER EBITDA WAS $60.2 MILLION

                 ST. JOE REPURCHASES 5.2 MILLION SHARES IN 2002,
                      1.1 MILLION SHARES IN FOURTH QUARTER

JACKSONVILLE, FLORIDA - (FEBRUARY 4, 2003) - The St. Joe Company (NYSE: JOE) today announced that its 2002 net income was $174.4 million, or $2.14 per diluted share, compared with $70.2 million, or $0.83 per diluted share, for 2001.

         Excluding after-tax income from conservation land sales of $18.5 million in 2002 and $13.8 million in 2001, the forward sales of securities of $86.4 million and the sale of Arvida Realty Services of $20.7 million in 2002, net income for 2002 was $48.8 million, or $0.60 per diluted share, compared with 2001's $56.4 million, or $0.67 per diluted share.

         Discussion in this release of results for the fourth quarter of 2001 and full year 2002 and 2001, unless otherwise indicated, include the operations of Arvida Realty Services (ARS), through the date of its sale on April 17, 2002. ARS is treated as a discontinued operation in the company's financial statements.

         "JOE turned in another great year in 2002, providing shareholders with a total return (dividends and stock appreciation) for the year of 8.4 percent, compared to a 22.1 percent decline in the S&P 500 Index," said Peter S. Rummell, chairman and CEO of St. Joe. "JOE's strong performance was driven by well-balanced results across our business units. It highlights the benefits of our unique competitive advantages - low-basis, high-quality land, favorable demographics and a strong balance sheet. We will work to continue to capitalize on these advantages in 2003 and beyond."

         Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2002 were $163.1 million, compared to $162.2 million in 2001. EBITDA for 2001 included full-year results for ARS of $27.0 million, compared to $5.0 million of ARS EBITDA recorded in 2002 prior to its sale in April of that year.

         Excluding conservation land, 2002 EBITDA was $133.0 million compared to $139.9 million in 2001.

         "JOE continues to report the company's financial results using the pro forma measure, EBITDA, in addition to GAAP measurements such as net income and pretax income," said Kevin M. Twomey, president, COO and CFO of St. Joe. "It is a metric widely used in the real estate industry, and we believe helpful to many investors in understanding the company's results."

FOURTH QUARTER 2002

         Fourth quarter 2002 net income was $55.3 million, or $0.70 per diluted share, compared with $18.8 million, or $0.23 per diluted share, in the same quarter of 2001. Fourth quarter 2002 EBITDA was $60.2 million, compared to $44.6 million in the fourth quarter of 2001. The results of the fourth quarter of 2002 included three sales of conservation land to the State of Florida. Those three sales, for a total of 8,924 acres, yielded proceeds of $24.3 million, or an average of $2,723 per acre. In the fourth quarter, conservation land sales generated $22.9 million of pretax income and contributed $14.1 million to net income. Fourth quarter 2002 also included gains from the forward sale of securities amounting to $38.2 million pretax and $24.8 million net income.

         Excluding income from conservation land and from the forward sale of securities, net income was $16.4 million, or $0.21 per diluted share, compared with $16.8 million, or $0.20 per diluted share, for the same quarter in 2001. EBITDA was $37.3 million compared to $41.2 million in 2001's fourth quarter. Net income for 2001's fourth quarter included $2.7 million of ARS operations. EBITDA for 2001's fourth quarter included $6.7 million from ARS operations.

         "JOE closed 2002 with a strong fourth quarter," said Rummell. "Arvida's residential sales at our beachfront resort properties remained strong, St. Joe Commercial also turned in a good quarter, as did St. Joe Land Company. Conservation land sales were also strong in the fourth quarter."

         "In the fourth quarter of 2002, the company continued to advance the value creation process," said Rummell. "The West Bay Sector Plan and a development agreement for RiverCamps on Crooked Creek were approved. At the end of the quarter, a RiverCamp concept home was introduced. Although final regulatory steps for the RiverCamps on Crooked Creek remain, we are pleased with these accomplishments as we work with local citizens to create value for both shareholders and the community."

          "The fourth quarter and full year 2002 results met or exceeded our earlier guidance principally due to increased sales at Arvida Community Development and increased land and building sales by St. Joe Commercial," said Twomey.

         Table 1 below summarizes EBITDA and net income for the full years and quarters ended December 31, 2002 and 2001. A reconciliation of net income to EBITDA can be found in Table 10.

         "Our success this past year went beyond delivering strong results to shareholders in difficult economic conditions," said Rummell. "In 2002, JOE's efforts to improve Northwest Florida's roads, air service, health care and education showed tangible results and continue to represent real promise."

         "By working closely with local communities to protect the Panhandle's unique character and quality of life, we believe we are establishing a solid foundation from which we will be able to create shareholder value for a long time to come," said Rummell. "We believe we are seeing the beginnings of a legacy of value for shareholders and for the people who call Northwest Florida home."

                                     TABLE 1
                               SUMMARY OF RESULTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED                  QUARTER ENDED
                                                         -----------------------       ----------------------
                                                         DEC. 31,       DEC. 31,       DEC. 31,      DEC. 31,
                                                          2002            2001           2002          2001
                                                         -------        --------       --------      --------
Consolidated
     Net income                                          $ 174.4        $  70.2        $  55.3       $  18.8
     Net income per diluted share                           2.14           0.83           0.70          0.23
     EBITDA                                              $ 163.1        $ 162.2        $  60.2       $  44.6

Consolidated without conservation
   land and gain on sale of ARS
     Net income                                          $ 135.2        $  56.4        $  41.2       $  16.8
     Net income per diluted share                           1.66           0.67           0.52          0.20
     EBITDA                                              $ 133.0        $ 139.9        $  37.3       $  41.2

Consolidated without conservation
   land and income from the forward sale of
   securities and gain on sale of ARS
     Net income                                          $  48.8        $  56.4        $  16.4       $  16.8
     Net income per diluted share                           0.60           0.67           0.21          0.20
     EBITDA                                              $ 133.0        $ 139.9        $  37.3       $  41.2

                            STOCK REPURCHASE PROGRAM

         During the fourth quarter of 2002, the company repurchased a total of 1,139,600 shares for a total of $33.3 million, or an average price of $29.21 per share.

         In 2002, the company repurchased a total of 5,169,906 shares of common stock for a total of $150.3 million, or an average price of $29.05 per share. That represents approximately 6.5 percent of the outstanding shares on December 31, 2001.

                                     TABLE 2
                            STOCK REPURCHASE ACTIVITY
                            THROUGH DECEMBER 31, 2002

                                 SHARES
              ---------------------------------------------
               PURCHASED        PURCHASED                          TOTAL COST
  YEAR        FROM PUBLIC       FROM TRUST         TOTAL          (IN MILLIONS)  AVERAGE PRICE
  ----        -----------       ----------       ----------        -----------   -------------
  1998         2,574,200               --         2,574,200          $ 55.1        $21.36
  1999         2,843,200               --         2,843,200            69.3         24.32
  2000         3,101,566          415,500         3,517,066            80.2         22.78
  2001         3,485,400        3,585,900         7,071,300           174.7         24.68
  2002         2,583,700        2,586,206         5,169,906           150.3         29.05
              ----------        ---------        ----------          ------
 Total        14,588,066        6,587,606        21,175,672          $529.5        $24.98
              ==========        =========        ==========          ======

         At the end of 2002, $120.5 million remained of the company's fourth stock repurchase authorization of $150 million.

         Also during the fourth quarter of 2002, the company acquired 191,392 shares, for $5.5 million, that were surrendered by executives to pay taxes and the option exercise price for stock they acquired through option exercise or vesting of restricted shares. For the full year 2002, a total of 256,729 shares for $7.4 million were surrendered.

         In 2002, the total shares acquired through repurchase and surrender amounted to $157.6 million and 5,426,635 shares. Since January 1, 1998, shares acquired through the repurchase and surrender of shares amounted to $538.9 million and 21,514,731 shares.

         At December 31, 2002, the company had 76,004,398 shares outstanding. The number of weighted-average diluted shares in 2002 was 81,340,615 and 79,115,809 in the fourth quarter of 2002.

                                OUTLOOK FOR 2003

         "Looking ahead, we see continued earnings growth in 2003 with a strong foundation in place for another good year for JOE," said Twomey.

         "In discussing our expectations, we will make comparisons to 2002 excluding three large items in that year: conservation land ($30.1 million pretax; $18.5 million net income), gain on the sale of ARS ($33.7 million pretax; $20.7 million net income) and gain on the forward sale of equity securities ($132.9 million pretax; $86.4 million net income)," said Twomey. "Excluding those three items, 2002 earnings per share was $0.60. For the full year 2003, the company expects per share income, before conservation land, to increase by 5 to 15 percent from that adjusted total."

         "We are pleased to report these expectations, particularly since 2002 net income benefited from earnings from the Arvida/JMB partnership ($8.8 million) and ARS operations ($2.3 million)," said Twomey. "In addition, we expect the after-tax earnings contribution from the over-funded pension plan of $4.9 million in 2002 to be substantially lower this year."

         "Our projections for 2003 are based on the assumption that the current economic situation continues - with neither a major recovery, nor any further weakening of the economy," said Twomey. "In that light, we expect to advance our core strategies in 2003, achieve significant progress in building value for our holdings in Northwest Florida and deliver excellent results for shareholders."

         "Pretax income from continuing operations for Arvida Community Development is expected to continue to grow in 2003," said Rummell. "These results reflect continued solid progress, particularly at WaterColor and WaterSound. Contributions from a number of primary home communities such as James Island, St. John's Golf and Country Club and SouthWood in Florida and Saussy Burbank in North and South Carolina are also important."

         "We expect to make significant progress this year in the planning and entitlement of communities in Gulf, Bay and Franklin counties in Northwest Florida, although they will not contribute to 2003 earnings," said Rummell. "This progress will position the company for solid earnings growth in the future. We are particularly pleased with the progress that has been made with SummerCamp, a proposed community now in the entitlement stage in Franklin County."

         "During 2003, St. Joe Commercial will continue to focus on the development and sale of retail and commercial properties in Northwest Florida," said Twomey. "We expect St. Joe Commercial pretax income from continuing operations to be up compared with 2002. Commercial land sales in Northwest Florida delivered a meaningful contribution to results in 2002's fourth quarter. Although results from this business are hard to predict, particularly in terms of timing, we enter 2003 with a strong pipeline of transactions under contract and prospects in discussion."

         "JOE continues to acquire multi-tenant buildings in the Southeast through our investment strategy which defers taxes on land sale gains," said Twomey. "These buildings produced approximately $15.6 million of net operating income in 2002. We expect to continue to grow the portfolio, and net operating income is expected to increase by more than 30 percent in 2003." In 2002, net operating income of $15.6 million, less depreciation and amortization of $5.4 million and interest expense of $7.0 million, equated to pretax income of $3.2 million.

         "We also expect continued good results from the St. Joe Land Company at or near the same level as in 2002," said Twomey. "In addition, we expect to begin marketing RiverCamps in 2003. Although RiverCamps are not expected to contribute income in 2003, we are optimistic the concept will prove very popular with people seeking a different style of second home, and that RiverCamps will become a meaningful source of income in future years."

         "We expect pretax income from conservation land sales to be above 2002's $30.1 million, with a relatively large amount expected in late 2003," said Twomey. "As always, the timing of such transactions is difficult to predict. We expect the average price per acre for conservation land sales in 2003 to be below the relatively high level achieved in 2002, reflecting the differing characteristics of the specific parcels expected to be sold this year."

         First quarter 2003 net income, excluding conservation land, is expected to be the lowest quarter of the year and lower than last year since the after-tax contributions of ARS of $2.0 million, along with the $61.5 million from the forward-sale of securities and the $3.4 million contribution from the Arvida/JMB Partnership are included in the first quarter of 2002. Excluding these items, first quarter 2002 results were $7.5 million after-tax. In addition, the St. Joe Land Company had after-tax income of $7.5 million in the first quarter of 2002 as a result of the sale of several large parcels. These first quarter results will also reflect the seasonal pattern of relatively slow residential real estate sales during this period.

         "We anticipate having sufficient resources available to fund our development efforts and approximately $150 million for the repurchase of shares and acquisition of surrendered shares," said Twomey. "Timing of repurchase activity will reflect the magnitude and timing of cash flows and the generation of equity."

                     NORTHWEST FLORIDA INFRASTRUCTURE UPDATE

WEST BAY SECTOR PLAN

         The West Bay Sector Plan Overlay received final approval in the fourth quarter of 2002. The sector plan sets a land-use blueprint for more than 70,000 acres of St. Joe land in northwestern Bay County. Its central features are 37,000 acres of conservation lands, the proposed relocated Panama City - Bay County International Airport on 4,000 acre and nearby residential and commercial land uses. The Sector Plan is implemented through a series of Detailed Specific Area Plans (DSAP). A DSAP for the airport and a mixed-use DSAP for St. Joe are expected to begin the approval process in 2003.

         The Panama City - Bay County International Airport Authority and the Federal Aviation Administration continue to work on an Environmental Impact Statement (EIS) for the proposed relocation of the airport in Bay County. Although numerous steps remain, the airport authority's timetable shows an airport completion date of 2007.

         As planning and environmental work continues on the airport relocation, a number of airlines announced new service at the present airport location that are scheduled to begin in the early spring of 2003. The Delta Connection announced upgraded seasonal service to its hub in Atlanta, including new jet service using a 70-seat regional jet. In addition, in February, the Delta Connection scheduled new daily non-stop service from Panama City to Cincinnati and weekend service to Dallas - Fort Worth. Northwest Airlink announced additional seasonal flights using upgraded jet equipment from Panama City to Memphis.

         "JOE is working with the local community to encourage new and improved air service for Bay County," said Rummell. "We are pleased that these airlines are recognizing the growth potential in this market."

THE PAPER MILL AT PORT ST. JOE

         In the fourth quarter, demolition of the paper mill at Port St. Joe continued. Several structures were imploded in January 2003 at the mill site now owned by the Smurfit-Stone Container Corporation. The mill was previously owned by St. Joe and was sold in 1996.

         The demolition of the mill, scheduled to conclude by the end of 2003, clears the way for the economic redevelopment of this strategically located waterfront site.

SACRED HEART HOSPITAL IN WALTON COUNTY

         In January 2003, Sacred Heart Health System held the grand opening of its new 50-bed hospital in south Walton County, built on land donated by St. Joe. The new facility includes 24-hour emergency care, an intensive care suite and a chest pain center, in addition to a host of comprehensive specialty services. The hospital is located near WaterColor, WaterSound and other Arvida projects.

         "This new hospital represents a huge improvement in the ability to deliver high quality health care in this part of Northwest Florida," said Rummell. "We are working with local officials to provide appropriate sites in other areas of this region for new and improved health care facilities to meet the needs of all residents."

NORTHWEST FLORIDA IMPROVEMENT FOUNDATION

         During the fourth quarter The Northwest Florida Improvement Foundation (NWFIF), founded by The St Joe Company, surpassed the million dollar mark in grants to community organizations in Bay, Franklin, Gulf and Walton counties in Northwest Florida. Grants totaling $1.1 million have been made since the first award in December of 1999.

         NWFIF's unique funding structure is based on contributions from St. Joe that are a percentage of the proceeds from sales in specific communities developed by Arvida and RiverCamps. NWFIF funding is directly linked to the success of communities like WaterColor, WaterSound and WindMark Beach. Deed covenants, mandated by St. Joe at the initial sale, require contributions to the foundation on all subsequent sales of the property.

         The foundation has formed alliances with others that have resulted in positive changes for Northwest Florida providing funding in healthcare, education, recreation, public libraries, conservation and the arts.

         "Exceeding the million dollar amount in just three years is a significant milestone for the foundation," said Rummell. "However, we have seen only the beginning of the foundation's potential. NWFIF represents our long-term commitment to the region's quality of life and to working with others in the community to make Northwest Florida an even better place to live."

                                 SEGMENT RESULTS

COMMUNITY DEVELOPMENT

         Arvida Community Development's pretax income from continuing operations for the fourth quarter of 2002 was $19.7 million, compared with $16.8 million in the fourth quarter of 2001. For the full year, Arvida's pretax income was $72.7 million, compared with $48.5 million for the full year 2001, a 50 percent increase. The 2002 pretax income includes a contribution of the Arvida/JMB Partnership of $0.6 million in the fourth quarter and $14.3 million for the year. As previously disclosed, we expect no further material contribution from that source.

         "The market for homes remained very strong in Northwest Florida in the fourth quarter," said Rummell. "We are pleased that prices are advancing and sales velocity continues to increase in comparison to the fourth quarter a year ago. Looking ahead, we continue to see strong, qualified traffic coming through our sales centers."

                                     TABLE 3
                       ARVIDA COMMUNITY DEVELOPMENT SALES
                                 ($ IN MILLIONS)

                                                     THREE MONTHS
                                                   ENDED DECEMBER 31,
                                    2002                                               2001
                   ---------------------------------------         ---------------------------------------
                   NUMBER       REVENUE       GROSS PROFIT         NUMBER       REVENUE       GROSS PROFIT
                   ------       -------       ------------         ------       -------       ------------
CLOSING
   Lots              140         $ 33.3          $ 20.7               69         $13.9            $ 9.6
   Homes             324           92.2            15.7              313          68.1              9.6
                     ---         ------          ------              ---         -----            -----
Total                464         $125.5          $ 36.4              382         $82.0            $19.2
                     ===         ======          ======              ===         =====            =====

                                                       YEAR-TO-DATE
                                                   THROUGH DECEMBER 31,
                                    2002                                               2001
                   ---------------------------------------         ---------------------------------------
                   NUMBER       REVENUE       GROSS PROFIT         NUMBER       REVENUE       GROSS PROFIT
                   ------       -------       ------------         ------       -------       ------------
CLOSING
   Lots               438        $ 99.3          $ 65.1              301        $ 49.7           $31.6
   Homes            1,079         271.3            44.7              731         184.6            30.2
                    -----        ------          ------            -----        ------           -----
Total               1,517        $370.6          $109.8            1,032        $234.3           $61.8
                    =====        ======          ======            =====        ======           =====

NORTHWEST FLORIDA

WaterColor

         In the fourth quarter, contracts closed on 67 home sites and 3 housing units at WaterColor. During the quarter, contracts for 15 home sites and 13 residences were accepted at average prices of $303,000 and $653,000, respectively.

         "Even as the product for sale moved further back from the beach as we transitioned from phase one to phase two, the pace and pricing remained consistent with our experience in phase one," said Rummell. "Traffic at WaterColor remains very good as we move into the first quarter of 2003."

         Of the 179 retail home sites in WaterColor's phase one on the north side of County Road 30-A, only 23 remain unsold, including 15 that have not been released for sale and 5 that have been held from the market to provide construction access. Of a total of 24 Arvida homes completed in phase one, a single home remains unsold. Of the 88 multi-family units completed in phase one, all have been sold. Another 18 multi-family units are under construction and are under contract for sale.

         Infrastructure in phase two, with 264 home sites, is expected to be completed in the second quarter of 2003. At the end of the fourth quarter of 2002, 123 phase two home sites had been sold.

         Infrastructure construction of phase three, with 222 home sites, is set to begin this year. A pedestrian bridge spanning Western Lake, connecting the Boat House area to phase three, is scheduled to be completed in the third quarter of 2003. The master plan for phase three features a third community pool, along with a community center that will be used for a variety of functions.

         Since WaterColor's inception, through December 31, 2002, contracts pending or closed totaled 426 units. WaterColor is expected to have 1,140 units at full build-out.

         Earnings from WaterColor are expected to be completed in 2007 to 2008.

WaterColor Inn

         During the fourth quarter of 2002, the WaterColor Inn and WaterColor's premier restaurant, Fish Out of Water, received excellent reviews in Food & Wine, Bon Appetit, and House Beautiful. "In just a short time, as we expected, the Inn is proving to be a valuable marketing tool helping to bring new attention to Northwest Florida," said Rummell. "Meanwhile, we believe that the community amenities added during the year, including health club facilities, a second community pool, the Fresh Daily market and tennis facility, are acting as additional marketing stimuli."

WaterSound Beach

         In the fourth quarter of 2002, contracts were closed on 20 home sites at WaterSound Beach. During the quarter, contracts were accepted for 19 home sites at an average price of $559,000. Since WaterSound Beach's inception, through December 31, 2002, contracts pending or closed totaled 154 units. WaterSound Beach is expected to have 499 units at full build-out.

         The first phase of the 81 beachfront multi-family units designed by Graham Gund is under construction and should be completed later this year. At the end of the fourth quarter of 2002, Arvida had accepted contracts for 46 of the multi-family units priced from $835,000 to $1,495,000.

         The pool house in the Bridges neighborhood of WaterSound Beach is expected to be completed in the Spring of 2003. In addition, a system of boardwalks across the dunes to WaterSound's spectacular beaches is under construction.

         A groundbreaking for the Southern Accents 2004 Showhouse is scheduled for the first quarter of 2003 at WaterSound Beach. The 4,500-square-foot home, to be featured in the July/August 2004 issue of the magazine, is scheduled to open for public tours Memorial Day weekend in 2004.

         Earnings from WaterSound Beach are expected to continue for another three to four years.

SouthWood

         In the fourth quarter of 2002, contracts were closed on 30 home sites and 34 homes at SouthWood. During the quarter, contracts for 14 home sites and 26 housing units were accepted at SouthWood at average prices of $69,000 and $205,000, respectively.

         From SouthWood's inception, through December 31, 2002, contracts pending or closed totaled 373 units. SouthWood is planned for up to 4,250 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.

         In November 2002, play began at the new Fred Couples 7,172 yard par-72 golf course which is located in SouthWood. Working with approximately 175 acres of the 3,200-acres at SouthWood, Couples award-winning design team set the 18-hole course in the heart of the community. "Without a doubt, the land at SouthWood is one of the most ideal settings we have ever had the opportunity to work with," said Couples. "We had the perfect palette from which to sculpt the course - rolling hills and wide open pasture lands combined with stands of awesome moss-draped live oaks. Since the first time our team toured the property, we have been confident this will be one of the premier courses in the southeast."

         Earnings from SouthWood are expected to continue for more than 15 years.

WindMark Beach

         During the fourth quarter of 2002, contracts for 8 home sites were closed at WindMark Beach, the first phase of WindMark in Gulf County. To date through December 31, 2002, contracts for 90 home sites have been accepted or closed at an average price of $313,000.

         "Our sales velocity over the past year far exceeded expectations, with average home site prices rising from $205,000 a year ago to $313,000 at the end of 2002 and beachfront prices rising from $400,000 to as high as $760,000 in the fourth quarter," said Rummell. "The remaining beachfront home sites are priced from $925,000. We are particularly delighted with the strong pricing and absorption at WindMark Beach. This makes us even more enthusiastic about prospects for the next phases of WindMark."

         Plans for this phase of WindMark Beach include 110 home sites, a pool club and several community docks, as well as an extensive conservation area accessible by boardwalks and trails.

         Earnings from WindMark Beach are expected to be completed in 2003.

WindMark Beach, Future Phases

         Arvida has started predevelopment planning for future phases of WindMark on approximately 1,900 acres of timberland along 3.5 miles of beachfront owned by St. Joe. These future phases, planned for approximately 1,500 units, require a Development of Regional Impacts (DRI) process that is expected to get underway in early 2003 and continue for 12 to 18 months.

         "Under the proposed master plan, WindMark embraces, restores and protects a beautiful beach and makes it accessible to everyone with activities that center on family fun," said Rummell. "Together with the Gulf County community, we are planning WindMark Beach so that it respects the local culture, landscape, architecture and the environmentally special lands nearby."

         The master plan for the additional WindMark development calls for the realignment of approximately four miles of US 98 in Gulf County. Field survey work and project engineering and design continued in the fourth quarter. Current plans provide that once the new highway is completed, the existing roadbed, through St. Joe's land, would be restored to create a natural beachfront trail system. No development is planned seaward of the beachfront trail, and St. Joe will provide two public beach parking areas and multiple access points for the general public.

SummerCamp

         On January 21, 2003, the Franklin County Commission unanimously approved a comprehensive plan amendment for SummerCamp, a new beachfront vacation and second home community in southeastern Franklin County. Several regulatory steps remain to be accomplished.

         Located on approximately 784 acres of St. Joe timberland, SummerCamp is a family destination, 45-minutes south of Tallahassee, on the Gulf of Mexico. Current plans call for 499 units, a beach club with cabanas, observation platforms, a community dock and miles of interconnected nature trails.

         Arvida has been working on land planning and a product line for SummerCamp that evokes the traditional family camps of Old Florida. "We are working to create an architectural style that is true to the roots of older and well recognized communities like St. Teresa and Apalachicola, in Franklin County," said Rummell. "Homes in SummerCamp are being designed to bring together extended families. Current plans include five home designs with two, three and four bedrooms."

         "We plan to develop SummerCamp in a way that respects and enhances the special personality of this region of Florida," said Rummell. "We want SummerCamp to capture the charm of Forgotten Florida. We will emphasize deep respect for the land, water, our neighbors -- and the wonderful traditions and quality of life found in Franklin County."

St. James Island

         Also in January of 2003, the Franklin County Board of Commissioners unanimously approved a long term visioning process for St. James Island (with a total area of approximately 49,000 acres of which approximately 37,000 acres are owned by St. Joe including SummerCamp), along with a comprehensive plan update for the entire county. The planning process for St. James Island is expected to be similar in scope to the West Bay Sector planning effort in Bay County, completed in 2002. Florida State University has been contracted by the county to facilitate the public planning and consensus building process which is expected to last approximately one year.

NORTHEAST FLORIDA

St. Johns Golf & Country Club

         In the fourth quarter of 2002, contracts were closed on 4 home sites and 26 homes at St. Johns Golf & Country Club. During the quarter, contracts for 4 home sites and 31 homes at St. Johns were accepted at average prices of $87,500 for home sites and $319,000 for homes.

         Since St. Johns' inception, through December 31, 2002, contracts pending or closed totaled 334 units at this 799-unit residential development south of Jacksonville in St. Johns County. With these results well ahead of original projections, infrastructure construction is now underway on future phases.

         Earnings from St. Johns Golf & Country Club are expected to continue for 4 to 5 more years.

James Island

         A total of 18 contracts for homes were closed in the fourth quarter of 2002 at James Island in Jacksonville. Contracts were accepted during the quarter for 8 units with home prices averaging $393,000. We expect the 36 units remaining in the 365-unit development to be sold in 2003.

RiverTown

         Predevelopment planning is underway at RiverTown in St. Johns County. Located along the St. Johns River just south of Jacksonville, RiverTown is situated on approximately 4,300 acres. "Planning objectives focus on the riverfront and JOE's unique ability to provide high-value community development, with significant public access to the river, not found elsewhere in this market," said Rummell. The project requires a DRI process that is expected to continue for up to 24 months.

         "The RiverTown DRI application process is expected to get underway in early 2003," said Rummell. "Earlier in 2002, the St. John's County Board of Commissioners approved a revised County Comprehensive Plan. The Plan has received final State review that opens the way for the DRI process."

CENTRAL FLORIDA

Victoria Park

         Contracts for 38 homes and one home site were closed in the fourth quarter of 2002 at Victoria Park, located between Orlando and Daytona Beach, set on 1,859 acres in the historic college town of De Land. In the fourth quarter of 2002, contracts were accepted on 29 homes and one home site at an average price of $180,000 for the homes and $83,000 for the home site. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas.

         Since Victoria Park's inception through December 31, 2002, contracts pending or closed totaled 157 units.

         "Despite a disappointing slow start, we have been pleased with the growing demand over the last three quarters since a number of the amenities were completed," said Rummell. "We remain behind our earlier projections, but are encouraged by the recent progress."

         "We are expecting traffic to increase at Victoria Park with the pool and tennis facilities now opened and excellent reviews received by the Victoria Hills golf course," said Rummell. "Victoria Hills was named the top new golf course in Florida by Florida Golf News. The completion of the family recreation center, which will include a fitness facility, pool, parks and tennis courts, should also help stimulate traffic."

         Sales are expected to continue at Victoria Park for more than 10 years.

Celebration

         During the fourth quarter of 2002, Arvida began infrastructure construction on a 160-acre village in Celebration near Orlando, Florida. The neighborhood, located in the southernmost portion of Celebration Avenue, will be geared toward the growing Baby Boomer market.

         Plans for this next phase of Celebration include approximately 300 single-family homes, 50 town homes, and 300 condominium homes, as well as parks, trails, an outdoor performance area and a community clubhouse with a fitness center, pool and educational and recreational programming.

         This new neighborhood is expected to accommodate the rising demand for housing in the Orlando market among a rapidly growing segment of homebuyers - Baby Boomers. While oriented towards adults it will not have any age restrictions for purchasing or living in the community.

OTHER RESIDENTIAL

         In the fourth quarter of 2002, Saussy Burbank, St. Joe's home builder based in Charlotte, N.C., closed the sale of 169 homes. During the quarter contracts were accepted for the sale of 114 homes at an average price of $199,000. For the full year 2002, Saussy closed on the sale of 523 housing units.


ST. JOE LAND COMPANY

         St. Joe Land Company had sales of $11.9 million in the fourth quarter of 2002 and pretax income from continuing operations of $7.8 million, compared with sales of $11.7 million and pretax income of $9.2 million in the fourth quarter of 2001. For the full year of 2002, St. Joe Land had pretax income of $38.0 million, compared with $41.6 million for the previous year.

         "St. Joe Land had a good fourth quarter and exceeded our initial 2002 projections," said Twomey. "We continue to be delighted with the progress and prospects of this business."

         "As we discussed in the past, the average per acre price achieved by St. Joe Land Company will vary based on the characteristics of the particular acreage sold," said Twomey. "For the fourth quarter of 2002, the average per acre price was $2,383. We're delighted with these results, but expect continued fluctuation."

         "To build future earnings, St. Joe Land has underway a five-year program seeking additional entitlements and zoning improvements throughout our land holdings," said Twomey. "These entitlements are designed to facilitate alternative uses and increase yield per acre."

                                     TABLE 4
                              ST. JOE LAND COMPANY
                            QUARTER-ENDED DECEMBER 31

                      NUMBER      NUMBER OF     AVERAGE PRICE    GROSS SALES PRICE     GROSS PROFIT
      PERIOD         OF SALES       ACRES         PER ACRE         (IN MILLIONS)       (IN MILLIONS)
      ------         --------     ---------     -------------    -----------------     -------------
      2001               21          7,063         $1,657             $11.7                $10.5
      2002               52          4,977          2,383              11.9                 10.3

                              ST. JOE LAND COMPANY
                             YEAR-ENDED DECEMBER 31

                      NUMBER      NUMBER OF     AVERAGE PRICE    GROSS SALES PRICE     GROSS PROFIT
      PERIOD         OF SALES       ACRES         PER ACRE         (IN MILLIONS)       (IN MILLIONS)
      ------         --------     ---------     -------------    -----------------     -------------
       2001             128         26,549         $1,947             $51.7                $45.7
       2002             176         28,071          1,820              51.1                 44.1

RIVERCAMPS

         Preliminary marketing for RiverCamps was initiated late in the fourth quarter of 2002. RiverCamps are planned settlements in a rustic setting - each designed to respond to the land's unique character.

         A RiverCamp concept home is featured as HGTV's 2003 Dream Home in a promotion running through mid February on Home & Garden Television (HGTV).

         The HGTV 2003 Dream Home, located at a proposed RiverCamps site on East Bay near Mexico Beach in Bay County, Florida, is the grand prize in a national sweepstakes scheduled to be awarded later this spring. A web-based interactive virtual tour, with 360-degree photography of the 2,800 square-foot Dream Home, can be viewed at HGTV.com. HGTV has also aired a one-hour television program featuring the RiverCamps concept home. The Dream Home was custom built by St. Joe and sold to HGTV on January 7, 2003.

         In addition, the RiverCamps HGTV Dream Home is the subject of a special section in the January-February issue of Coastal Living magazine.

         RiverCamps are a real estate product that will provide easy access to the beautiful rivers, bays and waterways of Northwest Florida by offering a personal retreat in a private, woodland preserve, with the services and activities buyers need to enjoy the property to its fullest. Each RiverCamp is envisioned as a one- to two-acre home site sold in fee-simple, surrounded by lands to be preserved as conservation areas.

         In the fourth quarter of 2002, the Bay County Board of Commissioners approved a development agreement for RiverCamps on Crooked Creek, located in western Bay County. Although a number of regulatory steps remain, this site is expected to be the first RiverCamps location to have homes and home sites ready for sale. Located on approximately 1,490 acres of former timberland, RiverCamps on Crooked Creek offers bay-front, bay-view, lake, marsh and woodland home sites set within a proposed conservation area.

         With water on three sides, the RiverCamps on Crooked Creek feature views of West Bay, the Intracoastal Waterway and Crooked Creek. While a number of predevelopment steps remain, the parcel is entitled for up to 450 home sites. Prices for home sites are expected to start at approximately $75,000 and range upward to over $400,000. Completed RiverCamps, with a variety of floor plans will be offered as well. Plans call for a wide range of RiverCamps homes designed to meet a variety of family needs. RiverCamps homes are expected to be typically from 1,800 to 2,400 square feet.

         "This first RiverCamps site on Crooked Creek is located near one of Northwest Florida's most beautiful bay systems," said Rummell. "The site provides boating and fishing on both fresh and salt water with access to hundreds of miles of waterways and the Gulf of Mexico. Plans call for home sites and turnkey dwellings along and near the waterfront. A full menu of owner services is now being developed."

         "With miles of trails through an untouched wilderness, RiverCamps are private, secure and secluded, yet only minutes from white-sand Gulf beaches, shopping and golf," said Rummell.

         Work continues on two other potential RiverCamps sites in Bay County. One is the location of the HGTV Dream Home on the East Bay four miles from the town of Mexico Beach. Planning and evaluation of the 10,600-acre parcel is underway. The other site is also located on East Bay at Sandy Creek, where preliminary planning work has also started.

CONSERVATION LAND

         In 2002's fourth quarter, the company sold 8,924 acres of conservation land for $24.3 million, or $2,723 per acre.

         Conservation Land's pretax income from continuing operations for the fourth quarter of 2002 was $22.9 million, compared with $3.3 million during the fourth quarter of 2001. For the full year of 2002, Conservation Land had pretax income of $30.1 million, compared with $22.3 million in 2001. Seven conservation parcels, totaling 16,512 acres, were sold in 2002. For the year 2002, conservation land sales averaged $1,999 per acre.

         Currently, there is activity underway to sell, by year-end 2003, as many as 10 additional parcels, totaling approximately 90,000 acres of conservation land, to state and private conservation interests. Additionally, 12 tracts totaling more than 75,000 acres are being considered for sale in years 2004 to 2006. "The timing and sequence of these transactions is uncertain and some transactions could be delayed," said Twomey.

                                     TABLE 5
                             CONSERVATION LAND SALES
                          YEAR ENDED DECEMBER 31, 2002

                                                                                                    GROSS
                                                                                                    SALES
   QUARTER                                                                                         PRICE          PRICE
    SOLD               PROJECT                   BUYER            LOCATION           ACREAGE    (IN MILLIONS)     PER ACRE
   -------   -------------------------    -------------------   -------------        -------    -------------     --------
    1st      Sweetwater Creek Ravines     State of Florida      Liberty County         7,008       $ 7.3           $1,035
    2nd      Aspalaga Bluffs -            Nature Conservancy    Gadsden County           501         1.2            2,445
                Phase One
    3rd      Rare Plant Site              Nature Conservancy    Calhoun County            33         0.1            1,500
    3rd      TNC-ABRP Addition            Nature Conservancy    Liberty County            46         0.1            2,200
    4th      Logan Tract                  City of Jacksonville  Duval County           2,518         6.5            2,601
    4th      Wakulla Springs Protection   State of Florida      Leon/Wakulla           3,739         7.6            2,033
             Zone                                                Counties
    4th      Bald Point State Park        State of Florida      Franklin County        2,667        10.2            3,825
                Addition
                                                                                      ------       -----           ------
             Total/Average                                                            16,512       $33.0           $1,999
                                                                                      ======       =====           ======

COMMERCIAL REAL ESTATE

         We are pleased with the results, progress and prospects of St. Joe Commercial. During the fourth quarter of 2002, our Commercial Division sold two office buildings, closed on the sale of 9 land parcels totaling 49 acres at an average price of $163,000 per acre, and continued to build its pipeline of future income. In addition, Advantis, St. Joe's Commercial Real Estate Services Company, completed its third consecutive profitable quarter and enters 2003 with a growing pipeline of business.

         Pretax income from continuing operations for St. Joe Commercial, which includes Advantis, totaled $4.5 million for the fourth quarter of 2002, compared with $3.3 million in the same quarter of 2001. In the fourth quarter of 2001, St. Joe Commercial had a pretax gain of approximately $5.7 million on the sale of the IBM building in Boca Raton. For the full year 2002, St. Joe Commercial had pretax income of $2.0 million, compared with $5.0 million for the full year 2001. Included in 2001 full year pretax income was a pretax gain of $4.4 million on the sale of the NCCI Center, in addition to the $5.7 million pretax gain on the sale of the IBM building .

         Advantis Commercial Real Estate Services had pretax income of $0.8 million in the fourth quarter of 2002, compared to a loss of $(2.0) million in the fourth quarter of 2001. For the full year 2002, Advantis has a pretax loss of $(1.5) million, compared to a pretax loss of $(6.5) million in 2001, after excluding profit of $1.3 million in 2002 and $0.9 million in 2001 relating to inter-company transactions. "The new management team at Advantis is making great strides," said Twomey. "With growing sales and leasing activity, new property management, recruiting and staffing programs now in place, results are evident."

         "Fourth quarter commercial land sales in Northwest Florida increased noticeably over prior periods in 2002," said Twomey. "Our prospects look strong for 2003, but as we have said in the past, we expect earnings from these sales to be `lumpy' and the timing is very difficult to predict."

         "During 2002, St. Joe Commercial made significant progress in establishing value for land for retail use in Northwest Florida," said Twomey. "We have been able to push prices higher with retail parcels selling for $70,000 to $575,000 per acre on closed transactions in 2002. Since many retail users have not yet recognized the advantages of this part of Florida, we believe there is substantially more untapped potential for additional value and velocity."

         "We also saw several significant commercial opportunities emerge from our residential development activity in 2002," said Twomey. "SouthWood Village, the retail center adjacent to SouthWood in Tallahassee, and WaterColor Crossing, the retail center for WaterColor, are two examples of the linkage between residential and commercial development that can create new value for JOE. We are working to cycle development to take advantage of this relationship."

         "St. Joe Commercial's commerce parks are designed for the needs of light industrial users," said Twomey. "With master plans that push value away from the frontage of major highways, we have added value to interior land, and at the same time we improved traffic flows. But just as important, each of the commerce parks has become a `landing zone' for jobs in their respective communities."

         Table 6 summarizes Florida commercial real estate sold by St. Joe Commercial in 2002.

                                     TABLE 6
                               ST. JOE COMMERCIAL
                               FLORIDA LAND SALES
                         QUARTER ENDED DECEMBER 31, 2002

                                                                                            AVERAGE
                                NUMBER OF                        GROSS SALES PRICE        PRICE/ACRE
              LAND                SALES          ACRES SOLD        (IN THOUSANDS)       (IN THOUSANDS)
         -------------          --------         ----------      -----------------      --------------
         Unimproved                3                15                 $1,264                $ 84
         Improved                  4                20                  2,305                 115
                                   -                --                 ------                ----
         Total/Average             7                35                 $3,569                $102
                                   =                ==                 ======                ====

                               ST. JOE COMMERCIAL
                               FLORIDA LAND SALES
                          YEAR ENDED DECEMBER 31, 2002

                                                                                            AVERAGE
                                NUMBER OF                        GROSS SALES PRICE        PRICE/ACRE
              LAND                SALES          ACRES SOLD        (IN THOUSANDS)       (IN THOUSANDS)
         -------------          --------         ----------      -----------------      --------------
         Unimproved                5                44                 $2,782                $ 63
         Improved                  8                27                  2,636                  98
                                  --                --                 ------                ----
         Total/Average            13                71                 $5,418                $ 76
                                  ==                ==                 ======                ====

NORTHWEST FLORIDA

WaterColor Crossing

         In the fourth quarter of 2002, St. Joe Commercial began development of WaterColor Crossing, a commercial center in WaterColor. Also in the fourth quarter, St. Joe and Publix Super Markets, Inc. announced an agreement to develop a new full-service 28,800-square-foot super market in WaterColor Crossing. Construction of the new super market is underway and is scheduled to open in the fall of 2003. The new center has an additional 14,400 square feet of retail space and three out-parcels for retail operations.

         "WaterColor Crossing will enhance the WaterColor lifestyle," said Rummell. "A super market and other nearby shopping will help make WaterColor a true community where people live and build connections - not just a resort where visitors come and go. It will provide the kind of convenience and service that mark a permanent neighborhood."

         WaterColor Crossing, intended to serve as a second town center, is designed to the same architectural standards that exist throughout the WaterColor community. It will include a tower icon similar to that of the Town Center and the Inn. WaterColor Crossing will be easily accessible by foot, bicycle and automobile and will connect to the WaterColor community by extra wide walking/bike paths.


SouthWood Village

         Construction of a new Publix Super Market is also underway at SouthWood Village, a retail development within SouthWood. The 45,000-square-foot facility is expected to open in the fall of 2003. Two additional retail parcels at SouthWood Village were sold in the fourth quarter of 2002 and contracts were accepted on four parcels. The remaining four retail parcels are being marketed by Advantis.

         "This new Publix Super Market is an important component of turning the SouthWood vision into reality," said Twomey. "Community residents will now be able to add convenient shopping to the many other amenities at SouthWood, including easy access to outstanding schools, recreational opportunities and employment. Publix adds yet another ingredient in making SouthWood a complete community, a place where everything you need is within easy reach."

Beckrich Office Park

         Construction continues on Beckrich Office Two, the second 35,000-square-foot office building, in Beckrich Office Park in Panama City Beach. Designed as an economic development tool, the building is scheduled to be completed in the third quarter of 2003.

         "Economic development is one of our primary objectives of our office product development in Northwest Florida," said Twomey. "Businesses want to know that they will have suitable facilities before they commit to a new location. Beckrich Office Park is an example of how this strategy is working. Today almost 400 people come to work there everyday, only a year after the office park opened its doors."

Nextel

         In the fourth quarter of 2002, St. Joe sold the 67,000-square-foot Nextel building, located in the Beckrick Office Park in Panama City Beach, for $8.1 million, a pretax gain to St. Joe of $1.9 million. The property is a customer service facility for Nextel Partners, a leading provider of wireless digital communications services in mid-sized and smaller markets throughout the United States, and is affiliated with Nextel Communications, Inc. Nextel currently employs more than 300 people at the Beckrich facility, and plans to add another 300 jobs during 2003.

         Advantis continues to manage the building for its new owner.

Pier Park

         Horizontal infrastructure construction continues at Pier Park, a mixed-use project in Panama City Beach. Pier Park is a public/private venture between St. Joe and the City of Panama City Beach featuring retail, dining and family entertainment venues. Fronting on six acres of white-sand beach, the project has 50 acres of land available for retail, dining and entertainment facilities near the beach, hotel and timeshare sites and 70 acres of highway oriented commercial land.

Port St. Joe Commerce Center

         In the fourth quarter of 2002, St. Joe Commercial broke ground on the Port St. Joe Commerce Center. Also in the fourth quarter, the sale of the first parcel in the park was closed and contracts were accepted on 4 additional parcels. By the end of the fourth quarter, thirty-one percent of the lots in the park, representing 16 acres on 5 parcels, were either sold, or under contract for sale, at an average price per acre of $23,685. The park, designed for small and mid-sized businesses, has 57 net saleable acres. Horizontal construction is slated for completion in the first quarter of 2003.

         "This new commerce center is a part of JOE's long standing efforts to support economic development in Gulf County and to stimulate the creation of a more diverse job base," said Twomey. "We are very pleased with the value that is being created at this commerce park for shareholders, but also for the Port St. Joe community."

Airport Commerce Center

         Construction is underway on the Airport Commerce Center in Tallahassee with approximately 26 parcels with 40 net saleable acres. Prices start at $76,000 per acre. The park is well-located on Tallahassee's Capital Circle near the airport in an industrial part of the city.

Beach Commerce Center

         Since 2000, St. Joe Commercial has sold over 30 acres for a total of $1.5 million, for an average sales price of $50,000 per acre. In the fourth quarter of 2002, St. Joe Commercial accepted contracts on two additional parcels within the park at an average price of $62,500 per acre.

         Advantis is marketing the parcels that total 165 net saleable acres to light industrial and warehouse users for prices from $60,000 to $100,000 per acre for interior lots and up to $435,000 per acre for lots fronting on US 98. Interior lot pricing originally started at $45,000 per acre when the park opened in 2001.

South Walton Commerce Center

         On October 8, 2002, the Walton County Commission approved transmittal of a Comprehensive Plan Amendment for the South Walton Commerce Center to the Florida Department of Community Affairs for state review. The proposed light industrial park, located on US 98, is being designed with approximately 24 parcels totaling 85 net saleable acres. There are a number of additional entitlement steps required before infrastructure construction can begin.

NORTHEAST FLORIDA

245 Riverside

         Construction is nearing completion for a 140,000-square-foot office project at 245 Riverside Avenue in Jacksonville, just south of the central business district. When complete, St. Joe will relocate its corporate headquarters to the new, five-story building and occupy approximately 36,000 square feet. One other lease has been executed for 14,000 square feet. The remaining 86,000 square feet, is being marketed by Advantis. The building is expected to be ready for occupancy in the spring of 2003.

Tree of Life at Golfway Center

         Late in the fourth quarter, St. Joe Commercial sold the 69,000-square-foot Tree of Life building located in St. Augustine for $9.1 million, for a pretax gain of $1.2 million. This build-to-suit property is the U.S. headquarters for Tree of Life, a leading distributor of natural, specialty and organic foods in the United States and Canada. The building is located within Golfway Center, a 27.6-acre master planned office and retail park developed by St. Joe Commercial, ten miles south of Jacksonville.

         Advantis continues to manage the building for its new owners.

LAND POSITIONS OUTSIDE OF FLORIDA

         Throughout the year, St. Joe continued to reduce its land positions outside of Florida.

         In 2002, St. Joe Commercial sold 19.5 acres of Texas real estate for a pretax gain of $253,000. The entire original Dallas land position has now been sold. The company has 34 acres remaining to be sold in Houston. The company has an additional 29 acres of commercial land outside of Florida, all of it for sale.

         "We continue to execute our strategy to monetize our non-Florida land positions," said Twomey.

INVESTMENT PROPERTY PORTFOLIO

         St. Joe continues to redeploy the proceeds of land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the southeastern United States.

         On December 13, 2002, St. Joe Commercial acquired a fourteen-story, 275,000- square-foot office building on 6.2 acres in Atlanta as part of the capital deployment program. The building is currently 96 percent leased. In addition, Beckrich Office One in Panama City Beach was purchased in the fourth quarter of 2002. Advantis will continue to lease and manage these properties.

         St. Joe's portfolio of commercial office buildings, acquired through the capital redeployment program, approximates 1.6 million square feet and represents an aggregate investment of approximately $220 million.

                                     TABLE 7
                          INVESTMENT PROPERTY PORTFOLIO
                                DECEMBER 31, 2002

                                        NUMBER OF           NET RENTABLE          LEASED
             LOCATION                  PROPERTIES            SQUARE FEET        PERCENTAGE
         --------------                ----------           ------------        ----------
         Florida
            Tampa                          5                    476,000             80%
            Orlando                        2                    313,000             69%
            Other                          2                    134,000             87%
         Atlanta                           2                    401,000             87%
         Washington, DC                    2                    271,000             96%
                                          --                  ---------             ---
         Total                            13                  1,595,000             83%
                                          ==                  =========             ===

ST. JOE TIMBERLAND COMPANY

          Pretax income from continuing operations for the forestry segment totaled $2.0 million for the fourth quarter of 2002, compared with $1.3 million in the respective 2001 period. For the year 2002, pretax income was $8.0 million compared to $9.0 million in 2001. "Harvesting operations at St. Joe Timberland are being held to a relatively conservative level while pulp and timber prices are at low levels," said Twomey.

OTHER INCOME (EXPENSE)

         Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense was income of $35.4 million in the fourth quarter of 2002, compared with expense of $(3.4) million in the respective 2001 period.

         In the fourth quarter of 2002, $38.2 million of the other income was due to the pretax gain on the sale of derivatives associated with the forward-sale of securities.

                                     TABLE 8
                             OTHER INCOME (EXPENSE)
                                 ($ IN MILLIONS)

                                       YEAR-ENDED           YEAR-ENDED         QUARTER-ENDED       QUARTER-ENDED
                                      DEC. 31, 2002        DEC. 31, 2001       DEC. 31, 2002       DEC. 31, 2001
                                      -------------        -------------       -------------       -------------
Dividend and interest                    $  2.9              $  5.1                $ 0.2             $ 1.2
Interest expense                          (17.0)              (17.3)                (3.2)             (5.5)
(Loss) gain on valuation                   (0.9)                4.0                  0.1               0.5
  of derivatives
Gain on sale of derivatives               132.9                  --                 38.2                --
Other                                       2.7                 2.4                  0.1               0.4
                                         ------              ------                -----             -----
Total                                    $120.6              $ (5.8)               $35.4             $(3.4)
                                         ======              ======                =====             =====

PENSION PLAN

         At year-end 2002, the St. Joe Pension Plan (Plan) was over-funded by approximately $76.0 million.

         "The Plan contributed $8.0 million to pretax income in 2002 as a result of its significantly over-funded status," said Twomey. "In 2003, the pretax contribution from the Plan is expected to be significantly lower, as a result of lower Plan balances and changed Plan assumptions. During 2002, the company reduced the Plan's actuarial assumption for expected return to 8.5 percent. The Plan's discount rate will be lowered from 7.25 percent in 2002 to 6.5 percent in 2003."

                                     TABLE 9
                             CASH AND DEBT SCHEDULE
                                 ($ IN MILLIONS)

                                                                    DECEMBER 31, 2002          DECEMBER 31, 2001
                                                                    -----------------          -----------------
Cash                                                                    $ 73.3                      $ 40.9
                                                                        ======                      ======
Debt
  Revolving debt facility                                               $   --                      $205.0
  Medium term notes                                                      175.0                          --
  Acquisition and other debt                                               4.0                         4.6
  Minimum liability on forward-sale of equity securities                    --                       131.2
  Other collateralized/specific asset related debt                       141.9                       157.2
                                                                        ------                      ------
Total Debt                                                              $320.9                      $498.0
                                                                        ======                      ======

                                    TABLE 10
                     RECONCILIATION OF NET INCOME TO EBITDA
                                 ($ IN MILLIONS)

                                                    YEAR-ENDED     YEAR-ENDED   QUARTER-ENDED  QUARTER-ENDED
                                                  DEC. 31, 2002  DEC. 31, 2001  DEC. 31, 2002  DEC. 31, 2001
                                                  -------------  -------------  -------------  -------------
 Net income                                          $174.4         $ 70.2         $ 55.3         $ 18.8
 Plus:
    Income tax expense                                 91.1           42.3           29.6           10.9
    Depreciation and amortization                      23.8           29.6            6.5            8.0
    Interest expense                                   23.7           22.1            6.0            6.9
    Other                                               2.6            2.0            0.5            0.5
Less:
   (Gain) loss on derivatives valuation                 0.9           (4.0)          (0.1)          (0.5)
    Gain on derivatives sales                        (132.9)            --          (38.2)            --
   (Gain) loss on sales of other assets                 0.2             --            0.6             --
   (Gain) loss on sale of ARS, net of
        tax                                           (20.7)            --             --             --
                                                     ------         ------         ------         ------

EBITDA*                                              $163.1         $162.2         $ 60.2         $ 44.6
                                                     ======         ======         ======         ======
EBITDA from conservation land                          30.1           22.3           22.9            3.4
                                                     ------         ------         ------         ------
EBITDA excluding conservation land                   $133.0         $139.9         $ 37.3         $ 41.2
                                                     ======         ======         ======         ======

                 RECONCILIATION OF NET INCOME PER DILUTED SHARE
                           TO EBITDA PER DILUTED SHARE
                                 ($ IN MILLIONS)

                                                    YEAR-ENDED     YEAR-ENDED   QUARTER-ENDED  QUARTER-ENDED
                                                  DEC. 31, 2002  DEC. 31, 2001  DEC. 31, 2002  DEC. 31, 2001
                                                  -------------  -------------  -------------  -------------
Net income per diluted share                         $ 2.14         $ 0.83         $ 0.70         $ 0.23
Plus:
    Income tax expense                                 1.12           0.50           0.37           0.13
    Depreciation and amortization                      0.29           0.35           0.08           0.10
    Interest expense                                   0.29           0.26           0.08           0.08
    Other                                              0.03           0.02           0.01           0.01
Less:
   (Gain) loss on derivatives                          0.01          (0.04)            --          (0.01)
        valuation
   Gain on derivatives sales                          (1.63)            --          (0.48)            --
   (Gain) loss on sales of other assets                0.01             --             --             --
   (Gain) loss on sale of ARS, net of tax             (0.25)            --             --             --
                                                 ----------     ----------     ----------     ----------
EBITDA per diluted share                             $ 2.01         $ 1.92         $ 0.76         $ 0.54
                                                 ==========     ==========     ==========     ==========
EBITDA per diluted share from
     conservation land                                 0.38           0.26           0.29           0.04
                                                 ----------     ----------     ----------     ----------
EBITDA per diluted share excluding
  conservation land                                  $ 1.63         $ 1.66         $ 0.47         $ 0.50
                                                 ==========     ==========     ==========     ==========
 Weighted average diluted shares
   outstanding                                   81,340,615     84,288,746     79,115,809     82,859,821

* EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization and is net of the effects of minority interests. EBITDA excludes gains from the sale of discontinued operations except for gains (losses) for sales of assets which are classified as discontinued operations under the provisions of FAS 144 and are sold in the normal course of business. EBITDA also excludes gains on sales of non-strategic lands and other assets. EBITDA is considered a key financial measurement in the industries in which the company operates.

                                    TABLE 11
                       CONSOLIDATED QUARTERLY COMPARISONS
                                  (AS REPORTED)
                    ($ IN MILLIONS EXCEPT PER-SHARE AMOUNTS)

                                                    Year-to-Date      Year-to-Date       Quarter-Ended       Quarter-Ended
                                                     December 31       December 31        December 31         December 31
                                                        2002               2001               2002                2001
                                                    ------------      -------------      -------------       ------------
Total revenues                                      $      646.4       $      590.9       $      226.7       $      177.4
Operating expenses                                         474.6              449.9              163.4              138.4
Depreciation and amortization                               22.8               21.2                6.5                6.0
Corporate expenses (1)                                      27.5               18.9                6.9                3.8
                                                    ------------       ------------       ------------       ------------
Operating profit                                           121.5              100.9               49.9               29.2
Other income (expense)                                     120.6               (5.8)              35.4               (3.4)
                                                    ------------       ------------       ------------       ------------

Income before taxes and minority interest                  242.1               95.1               85.3               25.8
Income tax expense                                         (89.6)             (35.4)             (29.6)              (9.2)
Minority interest                                           (1.3)              (0.5)              (0.4)              (0.5)
Discontinued operations, net of income taxes                23.2               11.0                 --                2.7
                                                    ------------       ------------       ------------       ------------
Net income                                          $      174.4       $       70.2       $       55.3       $       18.8
                                                    ============       ============       ============       ============
Net income per diluted share                        $       2.14       $       0.83       $       0.70       $       0.23
                                                    ============       ============       ============       ============

Net income excluding gain on settlement of
   forward-sale contracts(2)                        $       88.0       $       70.2       $       30.4       $       18.8
                                                    ============       ============       ============       ============
Net income per diluted share excluding gain
   on settlement of forward-sale contracts          $       1.08       $       0.83       $       0.38       $       0.23
                                                    ============       ============       ============       ============
Net income excluding gain on settlement of
   forward-sale contracts and conservation
   land                                             $       69.5       $       56.4       $       16.4       $       16.8
                                                    ============       ============       ============       ============
Net income per diluted share excluding gain
   on settlement of forward-sale contracts and
   conservation land                                $       0.85       $       0.67       $       0.21       $       0.20
                                                    ============       ============       ============       ============

EBITDA                                              $      163.1       $      162.2       $       60.2       $       44.6
                                                    ============       ============       ============       ============

EBITDA per diluted share                            $       2.01       $       1.92       $       0.76       $       0.54
                                                    ============       ============       ============       ============

EBITDA excluding conservation land                  $      133.0       $      139.9       $       37.3       $       41.2
                                                    ============       ============       ============       ============
EBITDA per diluted share excluding
   conservation land                                $       1.63       $       1.66       $       0.47       $       0.50
                                                    ============       ============       ============       ============

Weighted average diluted shares outstanding           81,340,615         84,288,746         79,115,809         82,859,821

(1) Includes net expenses of approximately $1.5 million associated with the second quarter sale of 8.05 million shares by the Trust.

(2) During 2002, the company recorded pretax gains of $132.9 million ($86.4 million net of taxes) resulting from the settlement of the forward-sale contracts.

                                    TABLE 12
                         QUARTERLY SEGMENT INCOME BEFORE
                           TAXES AND MINORITY INTEREST
                                 ($ IN MILLIONS)

                                    Dec 31,      Sept 30,    June 30,    March 31,    Dec 31,      Sept 30,     June 30,   March 31,
                                     2002          2002        2002         2002        2001        2001          2001       2001
                                    ------       --------    --------    ---------    -------      --------     -------    ---------
Community residential real
    estate                          $ 19.7       $ 21.4       $ 22.2       $  9.4       $ 16.8       $ 14.1       $ 10.3     $  7.3
Commercial real estate                 4.5         (1.1)        (0.6)        (0.9)         3.3         (0.9)         3.9       (1.2)
St. Joe Land                          30.7          8.6         10.5         18.4         12.5         15.8         21.1       14.4
Forestry                               2.0          1.7          2.3          1.9          1.3          1.6          2.9        3.2
Transportation                        (0.7)        (1.7)        (0.5)        (0.6)        (0.9)        (0.8)        (0.9)      (0.8)
Hospitality                           (0.4)        (0.3)        (0.3)         0.4           --          0.1           --       (0.1)
Corporate and other                   29.5         (9.1)       (12.9)        87.9         (7.0)       (10.3)        (5.2)      (5.3)
                                    ------       ------       ------       ------       ------       ------       ------     ------
Income from continuing
   operations before income
   taxes and minority interest      $ 85.3       $ 19.5       $ 20.7       $116.5       $ 26.0       $ 19.6       $ 32.1     $ 17.5
                                    ======       ======       ======       ======       ======       ======       ======     ======

         St. Joe will host an interactive conference call to review the company's results for the fourth quarter and for the year that ended December 31, 2002 on Tuesday, February 4, 2003, at 10:00 AM Eastern Standard Time.

         To participate in the call, please phone 800.230.1085 (for domestic calls from the United States) or 612.332.0342 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning
800.475.6701 (domestic) or 320.365.3844 (international) using access code
670626.

         The St. Joe Company will also webcast the conference call live over the Internet in a listen-only format by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the St. Joe web site approximately three hours following the call.

       The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in community, commercial, industrial, hospitality, leisure and resort development, along with commercial real estate services. The company also has significant interests in timber.

More information about St. Joe can be found online at http://www.joe.com

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this earnings release. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate",

"expect", "plan" or similar expressions in this Report. In particular, forward-looking statements include, among others, statements about the following:

         -- the size and number of commercial buildings and residential units;

         -- the expected development timetables, development approvals and the ability to obtain approvals;

         --       the anticipated price range of developments;

         -- the number of units that can be supported upon full build out of a development;

         --       the number and price of anticipated land sales;

         -- estimated land holdings for a particular use within a specific timeframe;

         --       absorption rates and expected gains on land sales;

         -- future operating performance, cash flows, and short and long term revenue and earnings growth rates;

         --       comparisons to historical projects; and

         -- the number of shares of Company stock which may be purchased under the terms of the company's existing or future share repurchase program.

Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date made.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include, among others, the following:

         -- economic conditions, particularly in Florida and key southeast United States areas that serve as feeder markets to the Company's Northwest Florida operations;

         --       acts of war or other geopolitical events;

         -- local conditions such as an oversupply of homes and home sites and residential or resort properties, or a reduction in the demand for real estate in an area;

         -- timing and costs associated with property developments and rentals;

         --       competition from other real estate developers;

         -- whether potential residents or tenants consider our properties attractive;

         -- increases in operating costs, including increases in real estate taxes;

         --       how well we manage our properties;

         -- changes in interest rates and the performance of the financial markets;

         -- decreases in market rental rates for our commercial and resort properties;

         --       decreases in the prices of wood products;

         -- the pace of development of public infrastructure, particularly in Northwest Florida;

         -- adverse changes in laws or regulations affecting the development of real estate;

         -- the availability of funding from governmental agencies and others to purchase conservation lands; and

         --       adverse weather conditions.

         Additional risk factors are described in our other periodic reports filed with the SEC, including our Annual Report on Form 10-K/A for the year ended December 31, 2001 and a Prospectus dated June 17, 2002.


    Copyright 2003, The St. Joe Company. "Advantis,""WindMark," "SouthWood," "WaterColor,"WaterSound,"RiverCamps," and the "taking flight" logo are service marks of The St. Joe Company. Arvida is a registered trademark.